EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HOLLIS-EDEN PHARMACEUTICALS CONVERTS DEBENTURES INTO COMMON STOCK

SAN DIEGO, CA—August 11, 2003—Hollis-Eden Pharmaceuticals, Inc. (Nasdaq: HEPH) announced today that it has converted all of its remaining outstanding debentures into 1,675,581 shares of common stock including accrued interest. The $10 million original aggregate principal amount of 7.5% convertible debentures were sold in a private placement in February 2003 and had a maturity date of February 2006. Pursuant to the terms of the private placement, Hollis-Eden became entitled to convert the debentures into common stock as of the close of market on Friday, August 8, 2003, at which point the volume-weighted average price of Hollis-Eden’s common stock had exceeded $14.25 for 15 consecutive trading days. The conversion of the debentures prior to the maturity date will result in a non-cash charge to earnings in the quarter ended September 30, 2003.

“We are extremely pleased to convert this debt into common stock so quickly,” said Richard Hollis, Chairman and CEO, Hollis-Eden Pharmaceuticals. “Our recent stock appreciation is a direct reflection of the tremendous progress we have made in advancing our drug candidates toward commercialization over the last six months. The positive results from our initial studies in primates with NEUMUNE (HE2100) for radiation protection have given the Company worldwide publicity, and with the legislative progress of Project BioShield, a near-term market with significant revenue potential is becoming increasingly evident. Additionally, we reported positive results from clinical studies with IMMUNITIN (HE2000) in infectious diseases and completed enrollment in our Phase II clinical trial with REVERSIONEX (HE2200) for lowering of cholesterol.”

Hollis-Eden Pharmaceuticals, Inc. is a development-stage pharmaceutical company based in San Diego, California, working to become the world leader in the development of a new class of investigational drugs known as Immune Regulating Hormones (IRHS). The goal of IRH therapy is to direct, through controlling gene expression, the production of key cytokines and enzymes that re-regulate immune and metabolic functions toward homeostasis, a profile that could be useful in a wide variety of diseases. The Company has a number of investigational IRHs under development, including HE2100, which the Company is co-developing with the U.S. military for use in protection from radiation injury, and HE2000, which is currently being studied in a number of infectious diseases. Hollis-Eden is also developing an additional IRH, HE2200, for improving vaccine responses in the elderly and for lowering cholesterol in conditions of hypercholesterolemia. For more information on Hollis-Eden, contact the Company’s website at http://www.holliseden.com.

This press release contains forward-looking statements concerning the potential and prospects of the Company’s drug discovery program and its drug candidates. Any statement describing a goal, expectation, intention or belief of the Company is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, including the failure to successfully complete clinical trials, the Company’s future capital needs, the Company’s ability to obtain additional funding and required regulatory approvals, the ability of the Company to protect its intellectual property rights and to not infringe the intellectually property rights of others, the development of competitive products by other companies and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release.

Contact:
Dan Burgess	Brad Miles
Hollis-Eden Pharmaceuticals (858) 587-9333, ext. 409	BMC Communications (212) 477-9007 ext. 17